Exhibit 10.1

Confidential

6815 Flanders Drive Ste. 210, San Diego CA 92121 tel.858.625.2100 fax.858.625.2110 www.axesstel.com

June 16, 2005

Mr. Lixin Cheng

Dear Lixin,

On behalf of Axesstel, Inc. (Axesstel), I am pleased to extend this offer of employment to you for the position of Chief Sales Officer and President of the fixed wireless group working in our San Diego office. This position will report to the Chief Executive Officer. You will have responsibilities and will perform duties as assigned by your manager from time to time. The effective date of this letter shall be such date that both an authorized representative of Axesstel and you have signed this letter.

Annual Base Salary:	U.S $250,000 paid semi-monthly.

Vacation:	As a full-time employee of Axesstel, you will be eligible for fifteen (15) days of paid vacation per year. Vacation may be accrued up to a maximum cap of twenty (20) days or such other maximum accrual amount required under applicable law from time to time.

Stock Options:	The terms and conditions of the stock option grants you have previously received are subject to the terms and conditions of their applicable stock option agreements.

Health and Dental:	You will be eligible to participate in Axesstel’s health and dental insurance programs. Currently, Axesstel pays up to 90% of the HMO premiums for your health and 100% of dental benefits for yourself and eligible dependents. These benefits are subject to the terms and conditions of the health and dental programs in place with Axesstel from time to time.

401(k):	You will be eligible to participate in Axesstel’s 401(k) plan subject to the terms and conditions of the plan. Axesstel currently pays no company match of your contributions to the plan.

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Bonus Plan:	You will be eligible for an annual performance bonus under the terms of Axesstel’s incentive compensation plans that may be adopted from time to time by the Compensation Committee of the Board of Directors (the “Bonus”) for executive management.

Car Allowance:	During your employment, you will receive a car allowance of $1,000 per month and will be paid semi-monthly with paycheck ($500 each paycheck). This benefit shall be treated as additional non-cash compensation for tax purposes.

Severance:	If Axesstel or its successor terminates you without “cause,” Axesstel shall make a lump-sum payment equal to twelve (12) months of your annual base salary at the level in place at the time of termination (less appropriate employment tax withholdings) plus acceleration of vesting of any stock options granted to you prior to the effective date of this letter. No severance benefit will be paid if you resign or if you are terminated for cause. For purposes of this letter, “cause” shall mean any one of the following: (a) your death; (b) your permanent disability rendering you unable to perform your duties for a continuous period of ninety consecutive days due to physical or mental incapacity; (c) your conviction of a felony; (d) acts of moral turpitude, including one or more acts of dishonesty by you; (e) acts of sexual harassment and other discrimination or harassment (on the basis of gender, race, age or other proscribed factors) by you; (f) your abuse of alcohol, drugs or illegal substances which interferes with your ability to perform your duties; (g) other willful conduct or gross negligence on your part which causes damage to Axesstel’s business; or (h) material breach of the terms of this letter and the Employee Inventions and Proprietary Rights Assignment Agreement previously signed by you.

With the exception of the Annual Base Salary, Stock Options, Car Allowance and Severance benefits described above, Axesstel reserves the right to modify and/or change any benefits and policies generally affecting all employees at any time without notice. Notwithstanding the foregoing, Axesstel may modify and/or change the terms of this letter and any benefits herein as required to comply with all applicable laws, rules and regulations, including Section 409(A) of the Internal Revenue Code.

Your entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of Axesstel. You agree that during the term of your employment with Axesstel, you shall not carry on, directly or indirectly, and whether or not for compensation, any business activities that compete directly or indirectly with Axesstel. The foregoing shall not be construed as preventing you from participating in social or civic associations if such participation does not interfere with the performance of your duties hereunder.

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You represent that your employment by Axesstel does not and will not breach or constitute an event of default under any agreement (i) obligating you to keep in confidence proprietary information acquired by you in confidence or in trust prior to, or at any point throughout, your employment by Axesstel, (ii) obligating you to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit your employment or activity in any business in which you may compete, directly or indirectly, with any other business, or which might by application have such an effect. You have not entered into, and you agree that you will not enter into, any agreement, either written or oral, in conflict herewith.

You understand, acknowledge and agree that, as part of the consideration for your employment and continued employment by Axesstel, you have not brought and will not bring with you to Axesstel or use in the performance of your responsibilities at or for Axesstel any equipment, supplies, facility or trade secret or other proprietary information of any former employer or customer which are not generally available to the public, unless you have obtained and provide herewith to Axesstel a copy of written authorization for Axesstel’s possession and use.

You also understand that, in your employment by Axesstel, you are not to breach any obligation of confidentiality that you have to others, and you agree that you shall fulfill all such obligations during your employment by Axesstel. A copy of any document reflecting any such obligation (or a description thereof if no document is available) is provided herewith to Axesstel.

Axesstel is an at-will employer and as such your employment must be entered into voluntarily and for no specific period. As a result, you are free to resign or Axesstel may terminate your employment at any time, for any reason, with or without notice. This entire offer of employment is subject to the approval of Axesstel’s Board of Directors.

This letter, along with an Employee Inventions and Proprietary Rights Assignment Agreement between you and Axesstel set forth the terms or your employment with Axesstel and supersede any prior agreements, whether written or oral. This letter may not be modified or amended except in writing, signed by Axesstel and you. This letter shall be governed by the laws of the State of California, without regard to any conflicts of law provisions.

Any dispute regarding an alleged breach of this letter or arising out of this letter shall be resolved through final and binding arbitration as the exclusive means of resolving such disputes. The arbitration shall be heard by a single arbitrator and shall take place in San Diego County, California. The arbitrator shall be selected from the JAMS/San Diego panel of arbitrators. The arbitration shall be conducted in accordance with that set of published rules and procedures of JAMS then in effect, that are most applicable to the dispute in question. The cost of the arbitration shall be borne by the Company. The parties shall have all rights of discovery available to civil litigants in

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court proceedings in California. The arbitrator shall have the jurisdiction and power to hear and determine all motions to compel discovery, to impose related sanctions, and to make related orders, in the same manner as a judge. The prevailing party in the arbitration shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection with the arbitration. The arbitrator shall issue a written decision and award. The decision and award of the arbitrator shall be final and binding. The arbitrator’s decision and award may be enforced and judgment on the award may be entered by a court of competent jurisdiction.

If any provision of this letter is for any reason declared invalid, void or unenforceable by an arbitrator or court of competent jurisdiction, the validity and binding effect of the remaining provisions shall not be affected, and the remaining provisions of this letter shall remain in full force and effect as if the letter had been executed without the invalid, void or unenforceable provisions.

If the terms outlined above are acceptable to you, please initial each page and sign below and return the original to me.

Sincerely,

Axesstel, Inc.

/s/ Mike Kwon

Mike H.P. Kwon

Chairman and Chief Executive Officer

I hereby accept this offer of employment:

/s/ Lixin Cheng
Lixin Cheng

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